Cline, Williams, Wright, Johnson Oldfather, LLP

                                  July 27, 2006




Vintage Mutual Funds, Inc.
1415 28th Street
Century II Building
Suite 200
West Des Moines, IA 50266-1450


        We hereby consent to your inclusion of references to our firm as legal counsel to the Vintage Mutual Funds, Inc. (the "Funds"), in Post-Effective Amendment #29 under the Securities Act of 1933 to the Form N-1A Registration Statement for the Funds and in all subsequent prospectuses and/or other reports related thereto and filed with the Securities and Exchange Commission.

        We reviewed the Registration Statement and are of the opinion that this Post Effective Amendment #29 does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).


                                 Cline, Williams, Wright, Johnson Oldfather, LLP


                                 BY:  JOHN C. MILES

                                 For the Firm